Exhibit 10.5

BIOVERATIV INC.

SUPPLEMENTAL SAVINGS PLAN

Effective February 1, 2017

ARTICLE 7	MISCELLANEOUS	12
7.1	Amendment or Termination of Plan	12
7.2	Benefits Not Currently Funded	12
7.3	No Assignment	13
7.4	Effect of Change in Control	13
7.5	Responsibilities and Authority of Committee	13
7.6	Limitation on Rights Created by Plan	14
7.7	Tax Withholding	14
7.8	Text Controls	14
7.9	Applicable State Law	14
7.10	Paperless Administration	14

	APPENDIX A	A-1

ARTICLE 1
INTRODUCTION

1.1          Purpose and Effective Date.  The purpose of this plan is to provide certain key executives and managers of Bioverativ (or its subsidiaries) with additional tax-deferred savings opportunities supplementing those available under the Savings Plan.  This plan allows certain eligible participants to make voluntary deferrals from base salary or recurring and/or non-recurring bonus amounts, if elected by a participant in accordance with the terms of the plan. In addition, certain participants whose compensation exceeds the Code Section 401(a)(17) limit applicable to the Savings Plan will receive an employer 401(k) restoration credit in accordance with Section 4.1.

The plan is established February 1, 2017 and is intended to comply with Code Section 409A.  Certain historical information about the plan and any amendments thereto is set forth in Appendix A.

This plan also contains certain account balances and benefits previously maintained under the Biogen Inc. Supplemental Savings Plan (the “prior plan”). In accordance with Code Section 409A, distribution elections that have been made with respect to accounts transferred from the prior plan to this plan shall continue to apply after such transfer.

ARTICLE 2
DEFINITIONS

This section contains definitions of certain terms used in the plan.  Where the context so requires, the masculine includes the feminine, the singular includes the plural, and the plural includes the singular.

2.1          401(k) restoration means that component of the plan under which an eligible participant’s account will receive an employer 401(k) restoration credit under Section 4.1 with respect to applicable compensation in excess of the limit imposed by Section 401(a)(17) of the Code.

2.2          Applicable compensation shall have the same meaning as in the Savings Plan except that applicable compensation under this plan shall also include voluntary deferrals made under Section 4.2 in addition to other salary reductions included in applicable compensation under the Savings Plan.

2.3          Base salary means the base salary established for any participant by his employer as in effect from time to time; the entire amount of a participant’s base salary will be taken into account in accordance with the terms of this plan without regard to any dollar limitation on applicable compensation that may be imposed under the Savings Plan; base salary includes all components of a participant’s applicable compensation other than recurring and non-recurring bonus amounts.

2.4          Bioverativ means Bioverativ Inc., a Delaware corporation, or any successor to it or to all or the major portion of its assets or business which assumes the obligations of Bioverativ Inc. under this plan.

2.5          Board means the Board of Directors of Bioverativ.

2.6          Change in Control

(a)           For purposes of Section 7.4, a change in control means a “Corporate Change in Control” or a “Corporate Transaction” as each is defined in the Bioverativ Inc. 2017 Omnibus Equity Plan.

(b)           For purposes of Section 4.3(b) and Section 6.2, a change in control means (i) the acquisition by a person or group of stock of Bioverativ that, together with stock previously held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Bioverativ; (ii) a change in the effective control of Bioverativ resulting from either the acquisition by any person or group during a 12-month period of stock of Bioverativ possessing 30 percent or more of the total voting power of Bioverativ stock; or the replacement of a majority of the members of the Board during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of the Board in office immediately before the start of such 12-month period; or (iii) the acquisition by any person or group (during any 12-month period) of assets having a gross fair market value equal to or greater than 40 percent of the total gross fair market value of all assets of Bioverativ.  This subsection (b) and terms used herein will be interpreted in accordance with the regulations under Code Section 409A relating to a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation.

2.7          Code means the Internal Revenue Code of 1986, as amended, or any successor statute enacted in its place.  Reference to any provision of the Code includes reference to any successor provision thereto.

2.8          Committee means the Retirement Committee, or such other committee designated by the Board to administer this Plan.

2.9          Compensation Committee means the Compensation and Management Development Committee of the Board (or any successor committee, however named, carrying out its functions).

2.10        Disability means “disability” as defined under the long-term disability program of Bioverativ or another employer covering a participant, or, if no such program is in effect with respect to such participant, then “disability” means “total and permanent disability” as defined in Code Section 22(e)(3).

2.11        Employee means a person who is classified as a regular, common law employee of Bioverativ (or other employer) under the regular personnel classifications and practices of his employer.  An individual will not be considered an employee for purposes of this plan if the individual is classified as a consultant or contractor under Bioverativ’s (or other employer’s) regular personnel classifications and practices or he is a party to an agreement to provide services to Bioverativ (or other employer) without participating in this plan, notwithstanding that such individual may be treated as a common law employee for payroll tax or other legal purposes.

2.12        Employer means Bioverativ and each direct or indirect subsidiary or other affiliate of Bioverativ that employs persons who are or may be eligible to participate in this plan.

2.13        ERISA means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute enacted in its place.  Reference to any provision of ERISA includes reference to any successor provision thereto.

2.14        Excess applicable compensation means, for any plan year, the amount of a participant’s applicable compensation in excess of the limit under Section 401(a)(17) of  the Code applicable to such year and which therefore could not be considered under the Savings Plan, plus, if applicable, the amount by which a participant’s applicable compensation is reduced below such Code Section 401(a)(17) limit by reason of an election to reduce base salary or recurring and/or non-recurring bonus amounts under Section 4.2.

2.15        Non-recurring bonus amounts means any portion(s) of a participant’s compensation which constitutes a bonus payable in cash other than a recurring bonus amount. Any component of a participant’s compensation which is a non-recurring bonus amount will be designated as such by the committee.  The entire amount of any such non-recurring bonus amount will be taken into account in accordance with the terms of this plan without regard to any dollar limitation on applicable compensation that may be imposed under the Savings Plan.

2.16        Participant means an employee of Bioverativ (or other employer) who is eligible to participate in this plan in accordance with Section 3.1 and who has an account described in Section 5.1 or for whom an amount has been transferred to this plan from a prior plan.

2.17        Plan means the Bioverativ Inc. Supplemental Savings Plan, as set forth in this plan instrument, and as it may be amended from time to time.

2.18        Plan year means the period commencing February 1, 2017 and ending December 31, 2017, and the 12-month periods commencing on each subsequent January 1 while the plan remains in effect.

2.19        Prior plan means the Biogen Inc. Supplemental Savings Plan, as in effect immediately prior to February 1, 2017 (or other date of transfer referred to in Section 3.1(b)).

2.20        Recurring bonus amounts means any portion(s) of a participant’s compensation which is (i) not base salary, (ii) is payable in cash (excluding any equity-based compensation awards), and (iii) is a recurring and/or predictable component of the participant’s compensation for a calendar year such that the participant will know before the start of such calendar year that he is or may be eligible to receive such bonus if the criteria applicable to such bonus are satisfied (in full or in part).  Recurring bonus amounts include (but are not limited to) a participant’s annual bonus, sales incentive compensation plan bonuses (if applicable to a participant), and similar bonuses (if any) but does not include any long term incentive award payments.  The entire amount of any such recurring bonus amount will be taken into account in accordance with the terms of this plan without regard to any dollar limitation on applicable compensation that may be imposed under the Savings Plan.

2.21        Savings Plan means the Bioverativ 401(k) Savings Plan, as amended from time to time.  Any term defined in the Savings Plan will have the same meaning when used in this plan unless otherwise defined herein.

2.22        Voluntary deferred compensation means that component of the plan which permits an eligible participant to defer from 1% to 80% of his base salary and from 1% to 100% of his recurring bonus and/or non-recurring bonus amounts in accordance with Section 4.2.

ARTICLE 3
PARTICIPATION

3.1          Eligibility and Participation.

(a)           Voluntary Deferred Compensation. An employee (i) who is at a job level of 13 or above or Vice President or more senior officer of Bioverativ (or other employer which is participating hereunder) or (ii) who is designated as eligible by the Compensation Committee will be eligible to be a participant in the voluntary deferred compensation component of the plan. Participation in this component of the plan is voluntary and no eligible employee will be required to participate.

(b)           Prior Plan. Each employee who is not eligible to be a participant under subsection (a) above or (c) below, or who is eligible but declines to participate under subsection (a) above, but who was a prior plan participant  and whose prior plan account balance was transferred to this plan effective as of February 1, 2017 is a participant solely with respect to such transferred prior plan account balance.

(c)           401(k) Restoration.  An employee who satisfies the requirements of Section 4.1(a) below will be eligible to be a participant with respect to the employer 401(k) restoration component of the plan.

(d)           Time of Eligibility and Participation.  An employee who is newly hired or promoted into a position described in subsection (a)(i) above, or who is newly designated as eligible under subsection (a)(ii) above, will be deemed to be eligible on the date the committee (or its delegatee) sends him an enrollment form (see Section 4.3).

An eligible employee under subsection (a) above will become a participant hereunder when he makes a voluntary deferral under this plan.  An eligible employee under subsection (b) or (c) above will become a participant hereunder when Bioverativ (or other employer) credits an amount to his account(s) hereunder.

(e)           Top Hat Plan. Notwithstanding the preceding subsections (or any other provisions of the plan), no employee will be eligible to participate in any component of this plan at any time when he is not a member of a select group of management or highly compensated employees (within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1)), as determined by the committee.

3.2          End of Participation.  A participant’s participation in this plan (or a particular component of this plan) will end upon the termination of his service as an employee of Bioverativ (or other employer) because of death or any other reason, or upon his transfer to or reclassification as an employee who is not eligible to participate in the plan (or in such component).

In addition, in the case of a participant who was designated as eligible for a component of the plan by the Compensation Committee, his participation in such component will end upon the Compensation Committee’s specifying that he is no longer eligible to participate.  In such event, his participation will end effective as of the later of the date of the Compensation Committee’s action or the date specified by the Compensation Committee; provided that no such action will retroactively deprive a participant of any amount credited to his account or any amount he was entitled to under this plan determined as of the effective date of his termination of participation.

Upon the termination of a participant’s participation in this plan (or in a particular component of this plan) in accordance with this section, there will be no additional voluntary deferrals or employer credits to such participant’s account(s) (or the account(s) related to such component), except to the extent required by Code Section 409A or the regulations or any rulings thereunder with respect to the balance of the plan year in which such termination of participation occurred.  However, the participant will be entitled to receive amounts credited to his account(s) in accordance with this plan.

ARTICLE 4
VOLUNTARY DEFERRALS BY PARTICIPANTS; EMPLOYER CREDITS

4.1          401(k) Restoration.

(a)            Eligibility.  Each employee who has excess applicable compensation during a plan year will receive employer credits under this section, but only if the individual is still an employee as of the end of the plan year (or other period—for example, quarterly) for which an amount is to be credited under subsection (c) below.

(b)          Amount of Employer 401(k) Restoration Credits.  For each plan year (or a shorter period of time specified by the committee), each employer will credit a 401(k) restoration amount to the account of each eligible participant (under subsection (a) above) employed by such employer who has excess applicable compensation during such plan year (or such shorter period of time).  The employer’s credits on behalf of such a participant will be equal to 6% of his excess applicable compensation during the plan year (or such shorter period of time).

(c)           Time for Making Employer 401(k) Restoration Credits. Employer credit amounts under subsection (b) will be credited to participants’ accounts at such time(s) as the committee determines after the end of each plan year (or such shorter periods of time—for example, quarterly—specified by the committee).

4.2          Voluntary Deferrals. Each eligible employee (under Section 3.1(a)) may make voluntary deferrals under the plan from his base salary in any whole percentage of his base salary from a minimum of 1% to a maximum of 80% by electing to reduce his base salary by such amount.  In addition, each such eligible employee may make voluntary deferrals under the plan from his recurring bonus amounts (as defined in Section 2.20) in any whole percentage of his recurring bonus amounts from a minimum of 1% to a maximum of 100% by electing to reduce his recurring bonus amounts by such amount.  Elections to reduce base salary and/or recurring bonus amounts will be in accordance with the requirements of Section 4.3(a)(i).  Finally, each such eligible employee may make voluntary deferrals under the plan from his non-recurring bonus amounts (as defined in Section 2.15), if any, in any whole percentage of his non-recurring bonus amounts from a minimum of 1% to a maximum of 100%, by electing to reduce his non-recurring bonus amounts by such amount.  Deferrals of any equity based awards made under the prior plan (but not applicable under this plan) shall not include any partial shares of common stock of Bioverativ. Elections to reduce non-recurring bonus amounts must be made in accordance with the requirements of Section 4.3(a)(ii).

Notwithstanding the first sentence of the preceding paragraph, the committee (or its designee) may reduce the maximum base salary deferral an eligible employee may elect from 80% to such smaller percentage as the committee (or its designee) deems advisable, in the case of any participant or group of participants, so that all employee contributions (by salary reduction or otherwise) for benefit plan coverages applicable to such participant(s), withholding tax obligations applicable to such participant(s), and any other elective or non-elective application of the base salary of such participant(s) (such as, by way of illustration and not by way of limitation, charitable deductions) will be accommodated.  Any such reduction applicable to a participant for a plan year will be made before the start of such plan year.

4.3          Election Procedures.

(a)           (i)            Voluntary Deferrals from Base Salary or Recurring Bonus Amounts.  An eligible employee under Section 3.1(a) who wishes to reduce his base salary and/or recurring bonus amounts to be earned during a particular plan year in order to make voluntary deferrals under Section 4.2 must complete an enrollment form specifying the amount of his voluntary deferrals (with separate percentages for his base salary and recurring bonus amounts, if desired), agreeing to reduce his base salary and/or recurring bonus amounts by the amount(s) he specifies, and providing such other information as the committee may require.

A participant’s enrollment form electing such voluntary deferrals for any plan year must be filed with the committee by such deadline as the committee specifies, but in any event before the start of such plan year.  Notwithstanding any plan provision to the contrary, for any participant who was a participant in the prior plan and whose prior plan account was transferred to this plan, the participant’s enrollment form applicable for 2017 shall continue to apply for the remainder of the 2017 plan year. A participant may change the amount of his voluntary deferrals with respect to any subsequent plan year by filing a new enrollment form before the start of such subsequent plan year, and the change will become effective as of the first day of such subsequent plan year.  Once a participant has elected to defer base salary and/or recurring bonus amounts, his enrollment form will remain in effect for future plan years unless the participant changes or terminates his prior elections by filing a new enrollment form in accordance with the preceding sentence.

An individual who first becomes eligible under Section 3.1(a) during a plan year may make an initial election by filing an enrollment form with the committee not later than 30 days after the committee (or its delegatee) sends him an enrollment form.  However, such a newly eligible employee may elect to defer only base salary and/or that portion of any recurring bonus amounts to be earned after the date of filing his completed enrollment form.  An individual is considered first eligible only if either:  (i) he had not during the preceding 24-month period been eligible to make voluntary deferrals under this plan or under another non-qualified deferred compensation plan maintained by Bioverativ (or another employer or other subsidiary or affiliate of Bioverativ); or (ii) he had received a complete distribution of his entire interest under the plan and subsequently, through rehire, promotion, transfer or designation, again becomes eligible to participate in this plan under Section 3.1.

After a plan year has begun, a participant may not change the amount of voluntary deferrals of base salary and/or recurring bonus amounts (if any) he had elected for such plan year.  However, if during a plan year a participant either (i) has an unforeseeable emergency (as defined in Section 6.1) and receives a distribution under Section 6.1 or (ii) has a financial hardship (as defined in the Savings Plan) and receives a financial hardship withdrawal from the Savings Plan, the participant’s deferral election will automatically be cancelled.  For distributions referred to in (i) above, deferrals shall be cancelled for the balance of the year in which any such distribution is made.  For distributions referred to in (ii) above, deferrals shall be cancelled through the end of the year in which falls the six-month anniversary of the hardship withdrawal.

(ii)           Voluntary Deferrals From Non-Recurring Bonus Amounts.  If an eligible employee (under Section 3.1(a)) becomes eligible to receive a non-recurring bonus amount (as designated by the committee in accordance with Section 2.15), such eligible employee may elect to make voluntary deferrals under Section 4.2 equal to all or a specified portion of such non-recurring bonus amount in accordance with such procedures as established by the committee. All deferral elections hereunder must be made on an enrollment form approved by the committee, specifying the amount he elects to defer, agreeing to reduce his non-recurring bonus amount(s) by such amount, and providing such other information as the committee may require.

A participant’s enrollment form must be filed with the committee by such deadline as the committee specifies in written procedures approved by the committee (or its delegatee) governing deferral elections for non-recurring bonus amounts.  Any filing deadline will comply with the timing of elections requirements of the regulations under Code Section 409A. Accordingly, if the committee determines that a particular non-recurring bonus amount constitutes “performance-based compensation,” the timing requirements for electing to defer performance-based compensation may be applied. Furthermore, with respect to the initial election to defer payment of any equity based awards or any other forfeitable rights that requires the participant to provide services for at least 12 months from the date the award is granted, the election to defer such compensation may be made within 30 days after the date of grant or, if earlier, 12 months in advance of the date such award or right becomes nonforfeitable provided that if death, disability or a change in control occurs which accelerates the vesting before the end of such 12-month period, the deferral election will not be effective.  The committee’s written procedures will be deemed to constitute part of this plan for purposes of the written plan document requirements of the regulations under Code Section 409A.

If an individual first becomes eligible under Section 3.1(a) during a plan year and after the deadline provided in the preceding paragraph, he may make an election to defer his non-recurring bonus amounts (if any) for such plan year in accordance with the rules specified in the third paragraph of subsection (i) above.  In addition, the rules in the fourth paragraph of subsection (i) above will apply to any non-recurring bonus amounts deferral election the participant made for any plan year in which he receives a distribution under Section 6.1 or a financial hardship withdrawal from the Savings Plan.

(b)           Form and Time of Payment.

(i)            Initial Election.  Each participant must specify the form of payment (lump sum or installments in accordance with Section 6.4(a), 6.5(a) and/or Section 6.6(a) below, as applicable) of his accounts hereunder in the event of the participant’s death or other termination of employment (including as a result of disability).  The time and form of payments under the plan are governed by the provisions of Article 6 and participant elections must conform to the requirements of such provisions. Any election as to medium of payment with respect to equity based awards (i.e., whether such award will be settled in stock or cash) shall be subject to the terms of the applicable Bioverativ long term incentive plan and/or award agreement thereunder. Any such election shall not be considered an election as to time or form of payment and shall not be subject to the restrictions under this Section.

In addition, a participant may elect payment of his accounts under Section 6.2 in the event of a change in control (as defined in Section 2. 6(b)).

In addition, a participant who is an active employee may (but is not required to) specify one or more in-service distributions to the participant in accordance with Section 6.3 if desired by the participant.  A participant who declines to elect such an in-service distribution is deemed to have elected payment only after death (Section 6.4) or termination of employment (Section 6.5) or, if applicable, a change in control (Section 6.2); such a participant may not thereafter make a change of election under subsection (ii) with respect to an in-service distribution from the plan.

A participant’s initial election of a time and form of payment hereunder must be made by the deadline for filing the participant’s initial enrollment form under subsection (a) above. A participant’s election of a time and form of payment made with respect to the participant’s prior plan account, if applicable, shall continue to apply under this plan.

(ii)           Change of Election. Notwithstanding subsection (i) above, the following changes of election will be permitted.   If such a subsequent election becomes effective as provided below, then the participant’s account(s) will be payable at the time and in the form specified in his subsequent election.

(A)           In-Service Distributions.  In the case of an eligible participant who elected an in-service distribution, at any time that is at least one year prior to the date for payment originally elected by the participant, if the participant is still an employee of Bioverativ (or another employer or other subsidiary or affiliate) at such time, the participant may make one  subsequent election to defer the time when any previously elected in-service distribution under Section 6.3 from his account(s) would otherwise be payable (or installment payments would otherwise begin) to a subsequent date specified by him, and/or may elect another form of payment or a different number of installments with respect to the in-service distribution of his account(s), subject in all cases to the requirements of this section and to the requirements of Section 6.3.

(B)           Death or Termination of Employment.  A participant who is still an employee of Bioverativ (or another employer or other subsidiary or affiliate) may make one subsequent election to change the form of payment hereunder that will be used following his death or other termination of employment.  Such an election must comply with the applicable requirements of Sections 6.4(a), 6.5(a) and 6.6(a) (as applicable).

(C)           Effectiveness of Subsequent Election.   A  participant’s subsequent election under this subsection (ii) will become effective only if the following requirements are satisfied: (1) the subsequent election does not take effect until one year after the date of the subsequent election and the participant remains an employee of Bioverativ (or another employer or other subsidiary or affiliate) during such one year period, (2) the election extends the date for payment, or the start date for installment payments, by at least five years, and (3) in the case of a subsequent election to defer a previously elected in-service distribution (under subsection (A) above), the subsequent election is made at least 12 months before the date previously elected for such in-service distribution.

No election under this subsection (ii) may operate to accelerate any payment or distribution hereunder or violate any requirement of Code Section 409A or the regulations and rulings thereunder.

A participant may make only one subsequent election under subsection (ii)(A) and only one subsequent election under subsection (ii)(B).  Such subsequent election(s) may be made at the same or at different times.  Also, the committee may permit additional election opportunities (in accordance with the regulations or other Internal Revenue Service guidance under Code Section 409A or in such other circumstances as the committee deems appropriate).  Any such additional subsequent elections under subsection (ii) must satisfy all the requirements of this section and any other applicable requirements under the plan or, alternatively, must satisfy such requirements as the committee may impose in connection with a new election under Code Section 409A.

ARTICLE 5
PARTICIPANT ACCOUNTS

5.1          Participant Accounts.

(a)           Employer 401(k) Restoration Accounts.  Employer credits on a participant’s behalf under Section 4.1 will be credited to an account in the name of such participant.  Such account will be called his employer 401(k) restoration account.

(b)           Voluntary Deferred Compensation Accounts. Voluntary deferrals by a participant under Section 4.2 will be credited to an account in the name of such participant. Such account will be called his voluntary deferred compensation account.

(c)           Prior Plan Account.  Account balances as of February 1, 2017 for a participant in a prior plan were transferred to this plan from such prior plan and the transferred amount was credited to an account in the name of such participant. Such amount transferred may also include, as applicable, any amount credited under the prior plan which was transferred into the prior plan from the Biogen, Inc. Supplemental Executive Retirement Plan (“Biogen SERP”), as in effect immediately prior to January 1, 2004 (or other date of transfer referred to in Section 3.1(c)). Such account is called his prior plan account.

(d)           Certain Special Provisions. Participants’ prior plan accounts will be governed by the applicable provisions of this plan as in effect from time to time. However, distribution elections applicable with respect to a participant’s prior plan account shall continue to apply under this plan.

(e)           409A.  For purposes of applying Code Section 409A, as provided in the regulations thereunder, a participant’s voluntary deferred compensation account is disaggregated from his or her other accounts hereunder.

5.2          Participant’s Account Value.

(a)           Deemed Investment Results. Except as otherwise provided below, a participant’s accounts will be credited with deemed investment results as if the amounts credited to his accounts were invested in one or more designated investment funds (as described below) and all dividends and distributions on shares or other interests of a particular investment fund were reinvested in such fund.  The investment funds available for this purpose will be those from time to time available as investment options for participants’ accounts under the Savings Plan. Notwithstanding the foregoing, with respect to the portion of a participant’s prior plan account, if applicable, attributable to any equity based awards, such portion will be deemed to be invested in shares of common stock of Bioverativ as described in the long term incentive plan sponsored by Bioverativ.  Investment funds hereunder are for the sole purpose of providing the basis for crediting deemed investment results to participants’ accounts, and do not represent any actual funds or assets held hereunder for the benefit of participants.

Each participant will indicate with his initial enrollment form (or another form specified by the committee) the investment fund or funds (and the proportion in each fund when the participant designates more than one) he wishes to designate for this purpose.  Thereafter, a participant may change his designation with respect to either the deemed investment of future credits to his account(s) hereunder or the deemed transfer of amounts from a previously designated investment fund to another fund.  The committee shall establish the frequency with which such a change may be made, the method of making such a change, and the effective date of such a change, and shall prescribe such other rules and procedures as it deems appropriate.  Such designation will remain in effect until subsequently changed by the participant in accordance with this paragraph. Following a participant’s death and before the payment of any amount due to the participant’s beneficiary hereunder has been completed, the beneficiary will exercise the participant’s designation powers under this section.

Notwithstanding the preceding paragraph, the committee may establish one or more default investment funds that will be used to determine deemed investment results in the case of any participant or group of participants who have not made a designation under the preceding paragraph. Such default investment fund(s) will be used to determine deemed investment results applicable to the account of such participant or participants until any such participant makes a designation of investment fund(s) in accordance with the plan.

Deemed investment results under this subsection will be credited to a participant’s accounts effective as of the last day of each plan year (and as of such other valuation dates during a plan year as the committee may establish).

The value of a participant’s accounts at any point in time will be his voluntary deferrals, employer 401(k) restoration credits, and prior plan transfer amounts, increased or decreased by deemed investment results as provided in this section through the most recent valuation date, and reduced by any distributions from the participant’s accounts.

(b)                                 Special Rule for Transferred Prior Plan Accounts.  In connection with the transfer of participants’ prior plan account balances to this plan, transferred account balances were that were invested in the fixed rate option under the prior plan shall be initially credited with deemed investment results as if the participant had selected the money market fund investment option under the plan. Other transferred account balances shall be initially credited with deemed investment results as if the participant had selected fund(s) with similar risk and return characteristics as determined by the committee.   Deemed investment results in accordance with the preceding sentence will apply to such transferred account balances until a participant changes such designation in accordance with subsection (a) above.

(c)                                  Bookkeeping Accounts.  Participants’ accounts and subaccounts will be maintained on the books of the participant’s employer for bookkeeping purposes only; such accounts will not represent any property or any secured or priority interest in any trust or in any segregated asset.

In order to facilitate the administration of the plan, the committee may arrange for a participant’s account to be divided for recordkeeping purposes into two or more subaccounts, in accordance with procedures established by the committee.

5.3                               Vesting.

(a)                                Employer 401(k) Restoration Account. Each participant will have a fully vested interest in his employer 401(k) restoration account at all times.

(b)                                 Voluntary Deferred Compensation Account. A participant will have a fully vested interest in his voluntary deferred compensation account at all times.

(c)                                  Prior Plan Account.  A participant will have a fully vested interest in his prior plan account at all times.

(d)                                 Meaning of “Fully Vested.”  Reference to any account of a participant as “fully vested” means that such account is not subject to forfeiture; however, all fully vested participant accounts are subject to (i) fluctuation as a result of the crediting of deemed investment results (including losses) to such accounts as provided in the plan and (ii) the possibility of the insolvency or bankruptcy of Bioverativ (or other employer) (see Section 7.2(a)).

ARTICLE 6
DISTRIBUTIONS TO PARTICIPANT

6.1                               Distributions for Unforeseeable Emergency.  If a participant has an unforeseeable emergency prior to his termination of employment with his employer, he may apply to the committee for a distribution from the plan. If such application for an unforeseeable emergency distribution is approved by the committee, distribution of the approved amount will be made on the date of approval by the committee.  The amount of the distribution will be the amount reasonably needed to alleviate the participant’s unforeseeable emergency (including the amount necessary to pay any federal, state or local income taxes and penalties reasonably anticipated to result from the distribution), as determined by the committee, up to a maximum of the participant’s vested account balances.  Such a distribution will be made from the participant’s vested accounts in a single lump sum payment.

An unforeseeable emergency is a severe financial hardship affecting the participant resulting from illness or accident of the participant or the participant’s spouse, dependent or designated beneficiary, the need to rebuild the participant’s principal residence following damage not covered by insurance, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the participant’s control.  A circumstance or exigency of the participant does not constitute an unforeseeable emergency to the extent that the participant’s financial need is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of assets (to the extent that such liquidation would not itself cause severe hardship).

The committee will determine whether a participant has incurred an unforeseeable emergency and the amount needed to alleviate the unforeseeable emergency.  A participant is not entitled to a distribution under this section regardless of the participant’s circumstances or exigencies, and all such distributions and the amounts thereof are subject to the determination of the committee.

6.2                               Distribution Upon a Change in Control.  In the event of a change in control (as defined in Section 2.6(b)), a participant who elected payment of his accounts under the second paragraph of Section 4.3(b)(i) will receive a lump sum payment equal to the amount credited to his accounts hereunder.  Such payment will be made 30 days after the occurrence of the change in control.

6.3                               In-Service Distribution(s) at a Time Specified by Participant.  A participant who is an active employee may, in accordance with this section and Section 4.3, elect an in-service distribution at a specified future date (but not earlier than five years after the time the participant is making such election) of all or any portion of his vested accounts. If, in his initial enrollment or subsequent change of election form, the participant designated payment of all or any portion of his vested account(s) at a specified time(s) and he is still an employee of Bioverativ (or another employer or other subsidiary or affiliate) at such time(s), the participant will receive payment of the amount elected, payable on the designated date(s).  A participant’s election for in-service distributions under this Section 6.3 may be for a single payment or up to five annual payments (with the first payment on the date specified by the participant and subsequent payments made in each subsequent calendar year until all such annual payments have been distributed), in each case in an amount or portion specified by the participant in his initial enrollment or other subsequent change of election form (whichever applies).  Each payment will be the amount specified (or the entire vested balance remaining in the participant’s accounts, if less). Payments with respect to an in-service distribution election of a flat dollar amount (as opposed to a percentage of the participant’s vested account) by a participant who has deferred equity based awards shall be paid from the portion of the participant’s vested account that is not attributable to such equity based awards.

Any amount in a participant’s accounts hereunder not distributed to the participant under this Section 6.3 will be distributed under Section 6.2 or under Section 6.4 or 6.5, whichever may be applicable, and Section 6.6, if applicable.  If a participant is receiving multiple payments under this Section 6.3 and dies or otherwise terminates employment, or (if applicable) there is a change in control, payments under this subsection will cease and subsequent payments will be governed by Section 6.4 or 6.5, or Section 6.2, as the case may be.

6.4                               Distribution upon Death of a Participant.

(a)                                 In general.  If a participant dies while still an employee of Bioverativ (or another employer or other subsidiary or affiliate) or after termination of such employment, but before the complete distribution of his vested accounts hereunder, his beneficiary will receive the total amount remaining in his vested accounts.  Except as otherwise provided in Section 6.6, distribution will be made in a single sum payment within 90 days of the date of death.

(b)                                 Beneficiary.  Each participant may designate one or more beneficiaries to receive a distribution payable under subsection (a) above and may revoke or change such a designation at any time.  If the participant names two or more beneficiaries, distribution to them will be in such proportions as the participant designates or, if the participant does not so designate, in equal shares.  Any such designation of beneficiary will be made in accordance with such procedures or in such form as the committee may prescribe or deem acceptable.

Any portion of a distribution payable upon the death of a participant that is not disposed of by a designation of beneficiary under the preceding paragraph, for any reason whatsoever, will be paid to the beneficiary determined under the following rules:

(i)                                    If at the participant’s death the participant has an account under the Savings Plan and there is a valid designation of beneficiary under the Savings Plan, the beneficiary(ies) will be the same person(s) who is (are) the Savings Plan beneficiary(ies) (in the same proportions, if more than one).

(ii)                                 If subsection (a) does not apply, the participant’s account(s) hereunder will be paid to the participant’s spouse if living at his death, otherwise equally to the participant’s natural and adopted children living at his death (and the issue of a deceased child by right of representation), otherwise to the participant’s estate.  For all purposes under the plan, “spouse” shall have the same meaning as under the Savings Plan.

The committee may direct payment in accordance with a prior designation of beneficiary (and will be fully protected in so doing) if such direction (i) is given before a later designation is received, or (ii) is due to the committee’s inability to verify the authenticity of a later designation.  Such a distribution will discharge all liability therefor under the plan.

6.5                               Distribution upon Participant’s Termination of Employment.

(a)                                 Time and Form of Payment.  Following a participant’s termination of employment (including as a result of disability) for any reason other than death, except as otherwise provided in Section 6.6, the participant will receive a single sum payment equal to his vested account balance, payable on the first business day following the six-month anniversary of the participant’s termination of employment.

(b)                                 Termination of Employment.  For purposes of this plan, a participant will have a termination of employment only if the provisions of the regulations under Code Section 409A defining “separation from service” are satisfied.

6.6                               Installment Distributions in Certain Cases.

(a)                                 Participant.  Notwithstanding the provisions of Section 6.5, a participant may, at the time of filing his initial enrollment form under Section 4.3(b)(i) (or, if applicable, in a subsequent election under Section 4.3(b)(ii)), designate that the amount payable to him hereunder upon termination of employment will be paid in a number (minimum of two and maximum of fifteen) of annual installment payments, as specified by the participant. However, in the event the participant’s vested account balance as of the date that installment distributions would begin in accordance with Section 6.5 is equal to or less than the limit under Code Section 402(g)(1)(B) and (g)(4) (as in effect at such time—for example, $18,000 during 2017), such vested account balance will be automatically paid in the form of a lump sum payment to the extent not prohibited by the regulations under Code Section 409A.

(b)                                 Beneficiary.  Notwithstanding Section 6.4, a participant may at the time of filing his initial enrollment form under Section 4.3 (or, if applicable, in a subsequent election), designate that, if the participant dies before receiving the entire amount payable to him hereunder, the beneficiary will receive either:

(i)                                     A number of annual installment payments equal to:

(A)                               the number the participant elected for himself under subsection (a) above (if the participant dies before receiving any installment payments), or

(B)                               the number of remaining installment payments due to the participant under subsection (a) above (if the participant dies after receiving one or more installment payments); or

(ii)                                  A single payment.

Payment to the beneficiary (or the first installment) will be made at the time provided in Section 6.4(a).

If the participant fails to designate the form of payment to the beneficiary, the default form of payment will be a single payment under (ii) above.

(c)                                  Installment Payments.  Where installment payments are due, the first annual installment payment will be made on the date specified in Section 6.4 or 6.5 (whichever is applicable) and subsequent annual installments will be made in each subsequent calendar year until all such annual payments have been distributed.  The amount of each annual installment payment will be determined by multiplying the then amount of the participant’s vested account balances by a fraction whose numerator is one and whose denominator is the number of remaining annual installment payments. Installment payments with respect to equity based awards shall be made in shares and shall not include any fractional shares.

(d)                                 Death of Beneficiary.  If a participant’s designated beneficiary is receiving installment payments and dies before receiving payment of all the annual installments, the deceased beneficiary’s estate will receive a lump sum payment of the amount remaining to be distributed to such beneficiary.  Such payment will be made within 90 days of the date of death.

(e)                                  Deemed Single Payment.  As provided in the regulations under Code Section 409A, installment payments to a participant will be deemed a single payment on the date of the first installment for purposes of the anti-acceleration rule (Section 4.3(b) and Section 6.9) and the rules governing the timing of changes in elections with respect to time and form of payment hereunder (Section 4.3(b)).

6.7                               Certain Other Distributions.  In addition to the distributions provided for in the preceding sections of this Article 6, the committee may provide for a distribution from a participant’s account(s) under the following circumstances:

(a)                                 Domestic Relations Order.  Distribution of the amount necessary to fulfill the requirements of a domestic relations order (as defined in Code Section 414(p)) requiring the payment of all or a portion of the participant’s vested account(s) to another individual (see Section 7.3(b)).

(b)                                 Conflicts of Interest.  Distribution to the extent reasonably necessary to comply with a federal government ethics agreement or a federal, state, local or foreign ethics or conflicts of interest law (as described in the regulations under Code Section 409A).

(c)                                  Violation of Code Section 409A.  In the event that, notwithstanding the intent that this plan satisfy in form and operation the requirements of Code Section 409A, it is determined that the requirements of Code Section 409A have been violated with respect to one or more accounts of any participant or group of participants, distribution of the amount determined to be includable in taxable income of such participant or participants as a result of such a violation of Code Section 409A shall be made to such participant(s).

(d)                                 Other Circumstances.  Distribution of any amount specifically permitted by Code Section 409A and the regulations thereunder.

6.8                               Delay in Distributions.  Notwithstanding the provisions of any of the foregoing sections in this Article 6, the committee may delay the making of any payment due to a subsequent date, provided that the delayed payment is made not later than the latest time permitted under Code Section 409A and the regulations and rulings thereunder (generally, the later of the end of the calendar year in which the specified payment date occurs or the 15th day of the third month after the specified payment date).

6.9                               Compliance with Code Section 409A.  Notwithstanding any other provision of this plan (including, without limitation, Section 6.7(c)), distributions and elections respecting distributions are intended to be and will be administered in accordance with the provisions of Code Section 409A and the regulations and rulings thereunder (including the provisions prohibiting acceleration of payment unless specifically permitted by such regulations and rulings).

ARTICLE 7
MISCELLANEOUS

7.1                               Amendment or Termination of Plan.  Bioverativ, by action of the Board or of the Compensation Committee (or such other committee thereof or officer or officers of Bioverativ to whom the Board or Compensation Committee has delegated this authority), at any time and from time to time, may amend or modify any or all of the provisions of this plan or may terminate this plan without the consent of any participant (or beneficiary or other person claiming through a participant). In addition, any amendment may be made by the committee, or by the Chief Human Resources & Corporate Communications Officer and Executive Vice President of Bioverativ except for an amendment that would materially increase or reduce the benefits of the plan to participants or materially increase the cost of maintaining the plan to the employers; such committee or specified officer(s) may not terminate the plan.

Notwithstanding the preceding paragraph, no termination or amendment of the plan may reduce the amounts credited to the accounts of any participant under the plan (including a participant whose employment with the employer was terminated before such plan termination or amendment) or the vested percentages of such accounts.  However, Bioverativ may change the deemed investment options under Section 5.2, and Bioverativ may upon termination of this plan pay participants’ account balances to the participants regardless of the times elected for payment (or the start of installment payments) elected by the participants and may pay such amounts in single sum payments regardless of whether installment distributions would otherwise be payable under Section 6.6; provided that any such distributions upon plan termination must be permitted by Code Section 409A and the regulations and rulings thereunder.  In addition, Bioverativ may, from time to time, make any amendment that it deems necessary or desirable to satisfy the applicable requirements of the tax laws and rulings and regulations thereunder in order to preserve, if possible, the tax deferral features of this plan for participants.  No diminution or restriction on a participant’s opportunity to make elections or withdrawals, or exercise other privileges or rights hereunder, pursuant to the preceding sentence will be deemed to violate the rights of any participant or beneficiary hereunder so long as such change does not effect a forfeiture of any of a participant’s account balances hereunder or render an account balance (or portion thereof) which previously was nonforfeitable forfeitable.  Any amendment that is required by Code Section 409A and the regulations and rulings thereunder to have a delayed effective date will be effective no earlier than such required date.

7.2                               Benefits Not Currently Funded.

(a)                                 Nothing in this plan will be construed to create a trust or to obligate Bioverativ to segregate a fund, purchase an insurance contract or other investment, or in any other way currently to fund the future payment of any benefits hereunder, nor will anything herein be construed to give any participant or any other person rights to any specific assets of Bioverativ or any other entity.  However, in order to make provision for its obligations hereunder, Bioverativ (or other employer) may in its discretion purchase an insurance contract or other investment; any such contract or investment will be a general asset belonging to Bioverativ (or other employer), and no participant or beneficiary will have any rights to any such asset.  The rights of a participant or beneficiary hereunder will be solely those of a general, unsecured creditor of his employer.

(b)                                 Notwithstanding subsection (a) above, Bioverativ (or other employer) in its sole discretion may establish a grantor trust of which it is treated as the owner under Code Section 671 to provide for the payment of benefits hereunder, subject to such terms and conditions as Bioverativ (or other employer) may deem necessary or advisable to ensure that trust assets and benefit payments are not includable, by reason of the trust, in the taxable income of trust beneficiaries before actual distribution and that the existence of the trust does not cause the plan or any other arrangement to be considered funded for purposes of Title I of ERISA.  Bioverativ may terminate any such trust in accordance with its terms.

7.3                               No Assignment.

(a)                                 No participant or beneficiary will have any power or right to transfer, assign, anticipate or otherwise encumber any benefit or amount payable under this plan, nor shall any such benefit or amount payable be subject to seizure or attachment by any creditor of a participant or a beneficiary, or to any other legal, equitable or other process, or be liable for, or subject to, the debts, liabilities or other obligations of a participant or beneficiary except as otherwise required by law.

(b)                                 Notwithstanding subsection (a) above, all or a portion of a participant’s account balances may be assigned to the participant’s spouse, former spouse, or other dependent (for purposes of this section, an “alternate recipient”) in connection with a domestic relations order (as defined in Code Section 414(p)) awarding such portion(s) to the alternate recipient. However, no such order may award to an alternate recipient greater rights than the participant has with respect to his account.  If any portion of an account so assigned is not fully vested at such time, such portion will vest only in accordance with the applicable provisions of this plan based upon the participant’s years of service. Upon receipt of a copy of the relevant provisions of any such order or property settlement agreement, certified or represented to the committee’s satisfaction to be accurate and in effect, and an acknowledgment by the alternate recipient that such alternate recipient will be responsible for income taxes on such amounts when distributed or made available to such alternate recipient and that such amounts are subject to income tax withholding as provided in this plan, and such other information (including the alternate recipient’s social security number) as the committee may reasonably request, the committee will assign such amount to a separate account hereunder and will distribute such account to the alternate recipient in the form of a single sum payment as soon as administratively possible, as permitted by Reg. 1.409A-3(j)(4)(ii) (except for any unvested amounts) as provided in Section 6.7(a).

7.4                               Effect of Change in Control.

(a)                                 Amendments.  Notwithstanding Section 7.1, following the occurrence of a change in control (as defined in Section 2.6(a)): no amendment will be made following a change in control without the consent of the affected participant (or beneficiary or other person claiming through a participant) that adversely affects the rights of a participant (or beneficiary or other person claiming through a participant) under the plan as in effect immediately before such change in control, including (i) the right to make elections concerning the form and time of payment of distributions in accordance with Section 4.3(b) and the right to receive distributions in the form elected by the participant thereunder; and (ii) the right to the investment funds or options specified herein for the determination of deemed investment results applicable to participants’ accounts, as in effect immediately before such change in control.  In particular, for purposes of clause (ii) of the preceding sentence, the committee will maintain a menu of investment funds under Section 5.2(a) that is substantially similar (in terms of investment styles and ability to position account(s) on a risk/reward spectrum) to the array of funds available immediately prior to the change in control.

(b)                                 Termination.  The plan will not be terminated before the payment of all benefits hereunder in accordance with the terms of the plan as in effect immediately before such change in control without the consent of a majority of the participants (including, in the case of the deceased participant, the beneficiary or other person claiming through such deceased participant).  This subsection (b) will not preclude the merger of this plan into a nonqualified deferred compensation plan maintained by a successor to Bioverativ provided that the benefits and rights of participants hereunder (including this Section 7.4) are preserved in such successor plan.

7.5                               Responsibilities and Authority of Committee.  The committee will control and manage the operation and administration of the plan except to the extent that such responsibilities are specifically assigned hereunder to Bioverativ, the Board or the Compensation Committee, or to a specified officer of Bioverativ.

The committee will have all powers and authority necessary or appropriate to carry out its responsibilities for the operation and administration of the plan.  It will have discretionary authority to interpret and apply all plan provisions and may correct any defect, supply any omission or reconcile any inconsistency or ambiguity in such manner as it deems advisable.  It will make all final determinations concerning eligibility, benefits and rights hereunder, and all other matters concerning plan administration and interpretation.  All determinations and actions of the committee will be conclusive and binding upon all persons, except as otherwise provided herein or by law, and except that the committee may revoke or modify a determination or action previously made in error.  It is intended that any action or inaction by the committee will be given the maximum possible deference by any reviewing body

(whether a court or other reviewing body), and will be reversed by such reviewing court or other body only if found to be arbitrary and capricious.

Bioverativ will be the “plan administrator” and the “named fiduciary” for purposes of ERISA.

7.6                               Limitation on Rights Created by Plan.  Nothing appearing in the plan will be construed (a) to give any person any benefit, right or interest except as expressly provided herein, or (b) to create a contract of employment or to give any employee the right to continue as an employee or to affect or modify his terms of employment in any way.

7.7                               Tax Withholding.  Any payment hereunder to a participant, beneficiary or alternate recipient will be subject to withholding of income and other taxes to the extent required by law.  In addition, amounts that were owed as FICA or other withholding on amounts previously credited to a participant’s account hereunder, but that were not correctly paid at the time owed, may in the discretion of the committee be deducted from the participant’s account.

7.8                               Text Controls.  Headings and titles are for convenience only, and the text will control in all matters.

7.9                               Applicable State Law.  To the extent that state law applies, the provisions of the plan will be construed, enforced and administered according to the laws of the Commonwealth of Massachusetts.

7.10                        Paperless Administration.  The committee may establish procedures whereby an electronic, internet or voice recognized authorization or election will or may be utilized under the plan in lieu a written form or document otherwise required by the terms of the plan.  In such event, any reference herein to a written election, authorization or other form shall be deemed to include such other authorization or election.

BIOVERATIV INC.

By:	/s/ Lucia Celona

Title:	Executive Vice President, Chief Human Resources and Corporate Communications Officer

Dated: February 1, 2017

APPENDIX A

Historical Information; Amendments

A.1                             Adoption of Plan Document. This plan document was approved by the Board, effective as of February 1, 2017.

Account balances previously maintained under the Biogen Inc. Supplemental Savings Plan were transferred into this plan on behalf of each employee who transferred employment from Biogen Inc. (or its subsidiary) to Bioverativ Inc. (or other participating Employer) on or before such date of spinoff and is an employee as of such date of spinoff.

A-1